UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2018

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	000-09165	38-1239739
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2825 Airview Boulevard Kalamazoo, Michigan		49002
(Address of principal executive offices)		(Zip Code)

(269) 385-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [ ]

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 29, 2018, Stryker Corporation, a Michigan corporation ("Stryker"), and Austin Merger Sub Corp., a Delaware corporation ("Merger Sub") and wholly owned direct or indirect subsidiary of Stryker, entered into an Agreement and Plan of Merger (the "Merger Agreement"), with K2M Group Holdings, Inc., a Delaware corporation ("K2M"). K2M and its subsidiaries design and develop complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat complicated spinal pathologies.
On the terms and pursuant to the conditions set forth in the Merger Agreement, upon the consummation of the Merger, (i) Merger Sub will merge with and into K2M, with K2M continuing as the surviving corporation and a wholly owned direct or indirect subsidiary of Stryker (the "Merger") and (ii) each share of K2M common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $27.50 in cash. The total equity value for the transaction will be approximately $1.4 billion. Consummation of the Merger is subject to (i) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) receipt of required consents and approvals under various foreign competition laws, (iii) receipt of the affirmative vote of at least a majority of the outstanding shares of K2M common stock entitled to vote on the Merger, and (iv) other customary closing conditions.
The Merger Agreement contains customary representations and warranties of each of the parties. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of the business of K2M between signing and closing and the use of reasonable best efforts to consummate the transaction. In addition, K2M has agreed, among other things, not to solicit alternative proposals or, subject to certain exceptions, enter into discussions concerning, or provide information in connection with, any alternative proposal.
The Merger Agreement contains certain termination rights and provides that upon termination of the Merger Agreement under specified circumstances, K2M will owe Stryker a cash termination fee of $47.6 million.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.
The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Stryker. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in Stryker’s public disclosures. Investors should read the Merger Agreement together with the other information concerning Stryker and K2M that each company publicly files in reports and statements with the U.S. Securities and Exchange Commission.

ITEM 7.01	REGULATION FD DISCLOSURE

On August 30, 2018, Stryker issued a press release announcing its entry into the Merger Agreement. A copy of the press release announcing the entry into the Merger Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Exhibits

	2.1	Agreement and Plan of Merger, dated as of August 29, 2018, by and among Stryker Corporation, Austin Merger Sub Corp. and K2M Group Holdings, Inc.*
	99.1	Press Release, dated August 30, 2018

*Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Stryker Corporation hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

August 30, 2018	/s/ GLENN S. BOEHNLEIN
Date	Glenn S. Boehnlein
Vice President, Chief Financial Officer